Exhibit 23.7

Ruhnn Holding Limited

4F, Building 1, Blue Collar Garment Industrial Park

7-1 North Hong Pu Road

Yu Hang District, Hangzhou 311100

People’s Republic of China

March 6, 2019

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of Ruhnn Holding Limited (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and commencing at the time the Securities and Exchange Commission declares the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, effective, I will serve as a member of the board of directors of the Company.

Sincerely yours,

By:	/s/ XU Xiaocao (Cecilia)
Name: XU Xiaocao (Cecilia)